Exhibit 99.1

FUQI International Announces Management Change

SHENZHEN, China, August 4, 2011 --FUQI International, Inc. (OTC Pink: FUQI.PK) today announced that Mr. Frederick Wong has resigned from his position as Chief Financial Officer of the Company due to personal health reasons, effective July 31, 2011.  Mr. Wong will continue to work for the Company serving in a non-executive management role and will continue to assist in the transition of his Chief Financial Officer responsibilities after his resignation date.

The Company is in the process of identifying qualified successor candidates for the Company's Chief Financial Officer position.  Mr. Kim K. T. Pan, the Company’s President and Chief Executive Officer, will serve as the Interim Chief Financial Officer until a permanent replacement is appointed.

Mr. Yu Kwai Chong, Chairman of the Board, commented, “I would like to thank Fred for his years of service and valuable contributions to the Company. We are taking the appropriate steps to ensure that his role is properly transitioned and look forward to appointing a new and highly qualified replacement in the near future.”

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China. FUQI develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements including (without limitation) statements related to the Company's intentions to complete its restatements and file delinquent filings.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "anticipates" or similar expressions. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions. Such risks and uncertainties include, but are not limited to, the ability of the Company to identify, recruit, and hire a qualified permanent replacement for the CFO position; the Company's ability to complete and file each of its restated Quarterly Reports on Form 10-Q/A for the periods ended March 31, June 30, and September 30, 2009, its Annual Reports on Form 10-K for the year ended December 31, 2009 and 2010, and its Form 10-Q quarterly reports for each quarterly period in 2010 and 2011 the Company's ability to remediate the material weaknesses in its internal controls; the Company's inability to efficiently deploy resources to manage the restatement process and delinquent filings; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact: IR@FuqiIntl.com